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                                                                    Exhibit 4.22

                                                    [LOGO OF STANDARD CHARTERED]

Date:    27th May 2002
Our ref: C&I/LC/TEAM1/BIH

CONFIDENTIAL

Kwong Lee Shun Trading Co. Ltd.
10/F., Kin Teck Industrial Building
26 Wong Chuk Hang Road
Aberdeen, Hong Kong

Attn.: Mr. John Sham/Mr. Samuel Leung

Dear Sirs,

               BANKING FACILITIES: KWONG LEE SHUN TRADING CO. LTD.

We are pleased to confirm that the Bank is willing to make available to your company (the "Company") the following working capital facilities up to the amounts indicated.

1.   CURRENT ACCOUNT OVERDRAFT - HKD2,000,000.-

2.   CAPITAL GOODS LETTERS OF CREDIT (I) - HKD20,000,000.-

For the issuance of documentary letters of credit secured by the underlying goods to finance 80% of purchase of plastic injection moulding machinery, die-casting machinery and related miscellaneous machinery.

3.   IMPORT LOANS/LOANS AGAINST TRUST RECEIPT - HKD20,000,000.-

For import loans and loans against trust receipt of up to 90 days to meet drawings under irrevocable letters of credit secured or unsecured by goods opened by the Bank. Prior evidence of insurance will be required for all "free on board" and "cost and freight" shipments.

4.   CAPITAL GOODS LETTERS OF CREDIT (II) - EUR760,342.-

For the issuance of documentary letters of credit, secured by the underlying goods, for the purchase of a leisure boat.

Standard Chartered Bank
Corporate & Institutional Banking
Credit Operations

11th Floor Standard Chartered Tower
388 Kwun Tong Road Kwun Tong Hong Kong

Incorporated in England with limited liability by Royal Charter 1853
The Principal Office of the Company is situated in England at 1 Aldermanbury Square London EC2V 7SB Reference Number ZC 18

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Kwong Lee Shun Trading Co. Ltd.                                           Page 2

In addition to the above working capital facilities, the following financing facility is available.

5.   FIXED LOAN FACILITY - EUR760,342.-

To be used for financing the leisure boat purchased under Facility 4. This facility is allowed to be switched into USD or HKD at the Company's discretion. Interest will be payable monthly in arrears at LIBOR plus 0.5% per annum. The loan will be repayable by 11 quarterly instalments of EUR69,122.- each, commencing three months after drawdown, subject always to the Bank's right to receive repayment on demand. Prepayment will be allowed, provided that the Company gives us at least two full business days' prior notice and the amount prepaid is at least 5% of the initial loan. Any amounts prepaid will reduce the repayment instalments in inverse order of maturity.

Notes:
i) The total amount outstanding on the above facilities 2 and 3 is not to exceed HKD20,000,000.-
ii) The total amount outstanding on the above facilities 4 and 5 is not to exceed EUR760,342.-

INTEREST, COMMISSIONS AND FEES

Unless otherwise specified, interest on all sums advanced will be payable monthly in arrears at 1% per annum over Prime or HIBOR, whichever is higher. A default rate of 8% per annum over Prime or HIBOR, whichever is higher, will apply to amounts not paid when due or in excess of agreed facilities amounts. "Prime" means the rate which we announce or apply from time to time as our prime rate for lending Hong Kong Dollars, "LIBOR" means the rate which we determine to be the London Interbank Offered Rate for the relevant period and "HIBOR" means the rate which we determine to be the Hong Kong Interbank Offered Rate for the relevant period. Commissions will be charged at our standard rates unless otherwise stipulated. Export bills will be discounted and import bills will be financed at our standard bills finance rates plus 0.25% per annum. All past due bills shall bear interest at 4% per annum above the rates charged on your regular bills outstandings.

Commission on Letters of Credit Opening
---------------------------------------
First USD50,000.-        1/4%
Balance                 1/16%

Whether or not the documentation for the above facilities is executed or the facilities are made available to you as contemplated following your acceptance of this letter, you shall forthwith on demand reimburse the Bank all out of pocket expenses (including but not limited to legal fees and disbursements) incurred by the Bank in connection with the facilities including, without limitation, the negotiation, preparation, execution and/or enforcement of this letter and the documentation referred to below.

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Kwong Lee Shun Trading Co. Ltd.                                           Page 3

AVAILABILITY AND REPAYMENT

The above facilities are subject to periodic review by the Bank at its discretion, and it is expressly agreed that they will at all times be available at the sole discretion of the Bank. Notwithstanding any other provisions contained in this letter or in any other document, the Bank will at all times have the right to require immediate payment and/or cash collateralisation of all or part of any sums actually or contingently owing to it, and the right to immediately terminate or suspend, in whole or in part, the facilities and all further utilisation of the facilities.

ASSIGNMENT

The Company may not assign or transfer all or any of its rights, benefits or obligations under this letter (and any documentation or transactions to which this letter relates) without the Bank's prior written consent.

The Bank may at any time assign or transfer to any one or more banks or other financial institutions all or any of its rights, benefits or obligations under this letter (and any documentation or transactions to which this letter relates) or change its lending office.

DOCUMENTATION

Before the above facilities may be used, the enclosed copy of this letter must be signed by the Company and returned to us together with a certified copy of appropriate authorising board resolutions.

The following documentation are held/will also be required:

..    General Customer Agreement executed by the Company.

..    All monies charge over deposits held by the Company with the Bank in an amount of not less than EUR760,342.-
     (10% extra margin required for other major foreign currency deposits. The Bank reserves the right to require a higher margin.)

..    Unlimited corporate guarantee by Global-Tech Appliances Inc.

..    Certified true copies of the certificate of incorporation and memorandum and articles of association of Global-Tech Appliances Inc.

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Kwong Lee Shun Trading Co. Ltd.                                           Page 4

..    Signed original copies of audited financial statements of the Company and
     Global-Tech Appliances Inc. within 9 months after their financial year end. A signed original copy of quarterly management accounts of Global-Tech Appliances Inc. within 75 days after the date of the financial statements. Such other information as the Bank may request from time to time.

UNDERTAKING

The Company undertakes to the Bank that it will:

..    Immediately inform the Bank of any change of the Company's directors or beneficial shareholders or amendment of its memorandum or articles of association.

By acceptance of this letter the Company gives consent to the Bank to disclose details of the Company's account relationship with the Bank (including credit balances and any security given for the facilities) to all or any of the following persons (whether in or outside Hong Kong): (i) its Head Office and any of its offices, branches, related companies or associates, (ii) any actual or proposed participant or sub-participant in, or assignee or novatee of the Bank's rights in relation to the Company's accounts, (iii) any agent, contractor or third party service provider which provides services of any kind to the Bank in connection with the operation of its business, (iv) any financial institution with which the Company has or proposes to have dealings to enable credit checks to be conducted on the Company, and (v) any person to whom the Bank is under an obligation to make disclosure under the requirements of any law binding on the Bank or any of its branches.

Please sign the enclosed copy of this letter and return it to the Bank's Credit Operations at 11th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon for the attention of Ms. Phyllis Fong, within one month after the date of this letter, after which this offer will lapse. When accepted, this letter will supersede any previous facility letter which the Bank has issued to the Company. This letter will be governed by Hong Kong SAR law.

We enclose a set of documents which should also be completed and returned to the Bank at the above mentioned address. If you have any queries regarding the completion of the required documents, please contact Ms. Phyllis Fong, whose telephone number is 2282-6265. With regard to queries on banking arrangements, you can contact your Senior Relationship Manager Mr. Andy M. K. Ho, whose telephone number is 2821-1897.

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Kwong Lee Shun Trading Co. Ltd.                                           Page 5

We are pleased to be of service to you and take this opportunity to thank you for your custom.

Yours faithfully,
For and on behalf of STANDARD CHARTERED BANK


/s/ Betty Leung
-----------------------------------
Betty Leung
Senior Credit Documentation Manager

BL/CKM/bn
Encl.

Agreed.
For and on behalf of KWONG LEE SHUN TRADING CO. LTD.

/s/ John Sham
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    John Sham